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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-109902 on Form S-3 of Primus Telecommunications Group, Incorporated and subsidiaries of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002) appearing in the Annual Report on Form 10-K of Primus Telecommunications Group, Incorporated for the year ended December 31, 2003 and to the references to us under the headings "Selected Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

McLean, Virginia
April 26, 2004

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  Exhibit 23.1